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                                          For more information:
                                          James N. Borum
                                          Scott Melman
                                          (610) 687-5253


AIRGAS REPORTS FRAUDULENT BREACH OF
CONTRACT BY SUPPLIER

      Radnor, PA, December 23, 1996 -- Airgas, Inc. (NYSE:ARG) said today it believes it has been the victim of a fraudulent breach of contract by a third party supplier. Airgas said it is pursuing various civil and criminal remedies in connection with this matter. The contract, which Airgas entered into in late November, related to Airgas purchase of certain gas products for resale to Airgas customers. The amount paid in connection with these purchases was approximately $23 million. As of today, Airgas cannot locate all of the product purchased and paid for, and an Airgas customer claims that some of the product does not meet specifications.
      Airgas has also reported the third-party activities to its insurers and intends to submit claims under policies which were obtained in connection with this contract. Airgas stated that, although it is probable that it will suffer a loss as a result of this fraud, at this time it is unable to calculate the amount of such loss. Airgas is vigorously pursuing the return of the payments and other available remedies.
      This purchase contract was isolated to one small part of Airgas business and does not affect the company's core business of industrial, medical and specialty gases or our growth initiatives in the industrial distribution and carbon dioxide areas, said Peter McCausland, Chairman and Chief Executive Officer of Airgas. We are vigorously pursuing all remedies.

      The statements in this press release relating to matters that are not historical are forward-looking statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement are described in the Company's reports, including the Form 8-K, dated May 7, 1996, filed by Airgas with the Securities and Exchange Commission. Airgas does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Airgas.










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